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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board Of Directors
Spacelabs Medical, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-15815) on Form S-8 of Spacelabs Medical, Inc. of our report dated May 29, 1998 relating to the statements of assets available for plan benefits of Spacelabs Medical, Inc. Incentive Savings and Stock Ownership Plan as of December 31, 1997 and 1996, and the statements of changes in assets available for plan benefits for the years then ended, and all related supplementary schedules as of and for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of Spacelabs Medical, Inc. Incentive Savings and Stock Ownership Plan.




KPMG Peat Marwick LLP
Seattle, Washington
June 26, 1998